EXHIBIT 21

SUBSIDIARIES

At December 31, 2006 the subsidiaries of the Registrant included:

                                         Jurisdiction
                                       of Incorporation
                                       ----------------
LS Holding Corp.                          Delaware
ESRN Acquisition Corp.                    Delaware
ESRN, LLC                                 Delaware